Exhibit 99.1

Unaudited Pro Forma Consolidated Financial Information

On June 9, 2011, Coinstar Inc. (the “Company”) closed the sale of its Money Transfer Business to Sigue Corporation. The results of the Money Transfer Business were presented as discontinued operations in the audited consolidated statements of net income included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and unaudited consolidated statements of net income included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. Accordingly, income from continuing operations included in such statements is representative of our on-going business and excludes the results of the Money Transfer Business. We have included an unaudited pro forma condensed consolidated balance sheet to illustrate the impact of the disposition of the Money Transfer Business on the Company’s financial position.

The following unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the Company’s historical audited consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 10, 2011 and the unaudited consolidated financial statements filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on April 28, 2011.

The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2011 is prepared as if the sale of the Money Transfer Business occurred as of March 31, 2011. Pro forma adjustments are described in the notes and are based upon available information and certain assumptions that we believe are reasonable. The adjustments are preliminary in nature and subject to change following the closing of the Money Transfer Business sale transaction based on refinements as actual data become available.

The following unaudited pro forma condensed consolidated balance sheet is presented for illustrative and informational purposes only and is not intended to represent or be indicative of the financial condition that would actually have been recorded if the sale of the Money Transfer Business had occurred as of March 31, 2011.

COINSTAR, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2011

(in thousands)

(unaudited)

	Coinstar, Inc. Consolidated Historical	Pro Forma Adjustments			Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$23,024		$11,000	(2)	$34,024
Cash in machine or in transit	48,867				48,867
Cash being processed	65,969				65,969
Accounts receivable, net	21,100				21,100
DVD library	93,992				93,992
Deferred income taxes	16,278				16,278
Prepaid expenses and other current assets	13,998				13,998
Assets of businesses held for sale	96,481		(96,481	)(1)(2)	—

Total current assets	379,709		(85,481)		294,228

Property and equipment, net	457,673				457,673
Deferred income taxes	49,494		1,186	(5)	50,680
Other assets	14,819		21,090	(4)	35,909
Intangible assets, net	8,888				8,888
Goodwill	267,750				267,750

Total assets	$1,178,333		$(63,205)		$1,115,128

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$124,228	$			$124,228
Accrued payable to retailers	90,692				90,692
Other accrued liabilities	106,331		3,200	(3)	109,531
Current portion of long-term debt	6,930				6,930
Current portion of capital lease obligations	11,102				11,102
Liabilities of businesses held for sale	64,549		(64,549	)(1)	—

Total current liabilities	403,832		(61,349)		342,483

Long-term debt and other	343,759				343,759
Capital lease obligations	10,362				10,362
Deferred tax liability	16				16

Total liabilities	757,969		(61,349)		696,620

Total stockholders’ equity	420,364		(1,856	)(5)	418,508

Total liabilities and stockholders’ equity	$1,178,333		$(63,205)		$1,115,128

NOTES TO COINSTAR, INC. PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

1.	Reflects the elimination of the assets and liabilities held for sale related to the Money Transfer Business.

2.	Reflects the estimated net cash proceeds at the closing of the sale transaction as well as the adjustment as indicated below.

Cash proceeds per Stock Purchase Agreement (“SPA”)		$18,000

Less:	deposit by Sigue	(1,000)
Total net cash proceeds at closing		17,000

Less:	additional cash contributed to the Money Transfer Business in exchange for a corresponding increase in note from Buyer under the amended SPA	(6, 000)

Total pro forma adjustment		$11,000

3.	Reflects the estimate of the accrued costs related to the sale transaction of $2 million and an increase in accrued liabilities of $1.2 million in connection with certain estimated indemnification provisions relating to the SPA.

4.	Reflects the estimated fair value of the note due from Buyer at the closing of the sale transaction. The principal amount of the note is $29.5 million and interest on the outstanding principal balance will accrue at 8% annum. The estimated fair value of the note, approximately $21.1 million, is based on the discounted cash flow of the forecasted future note payment. The discount rate included management’s best estimate of note default risk as well as the market high yield rate for similar risk profile companies.

5.	Reflects the current best estimate of the additional losses, net of tax, from the sale of the Money Transfer Business. The estimated additional pre-tax loss of $3 million is attributed to the difference between the additional $6 million cash contributed to the Money Transfer Business and the fair value of the corresponding note from Buyer, and an increase in the accrued liabilities in connection with certain estimated indemnification provisions as described in notes 2 and 3.